Exhibit 10.37

FIRST LOAN MODIFICATION AND WAIVER AGREEMENT

This First Loan Modification and Waiver Agreement (this “Loan Modification Agreement”) is entered into on February     , 2011, by and between (i) SILICON VALLEY BANK, a California corporation with a loan production office located at 100 Matsonford Road, Building 5, Suite 555, Radnor, Pennsylvania 19087 (“Bank”), and (ii) AUXILIUM PHARMACEUTICALS, INC., a Delaware corporation (“Auxilium”) with offices located at 40 Valley Stream Parkway, Malvern, Pennsylvania 19355, AUXILIUM INTERNATIONAL HOLDINGS, INC., a Delaware corporation with offices at 1105 North Market Street, Suite 1300, P.O. Box 8985, Wilmington, Delaware 19899-8985, and AUXILIUM US HOLDINGS, LLC, a Delaware limited liability company, with offices located at 1105 North Market Street, Suite 1300, P.O. Box 8985, Wilmington, Delaware 19899-8985 (individually and collectively, jointly and severally, the “Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of August 4, 2009, evidenced by, among other documents, a certain Loan and Security Agreement, dated as of August 4, 2009, between Borrower and Bank, (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL Repayment of the Obligations is secured by (a) the Collateral as described in the Loan Agreement and (b) the Intellectual Property Collateral as defined in each Intellectual Property Security Agreement dated as of August 4, 2009, between each Borrower and Bank (each, as amended, an “IP Security Agreement”) (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Loan Agreement, together with all other documents executed in connection therewith evidencing, securing or otherwise relating to the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A. Modifications to Loan Agreement.

1.	The Loan Agreement shall be amended by deleting the following text appearing as Section 6.9 thereof:

“6.9	Financial Covenants.

Maintain the following, with all calculations computed on a consolidated basis with respect to Borrower and its Subsidiaries

(a) Adjusted Quick Ratio. A minimum Adjusted Quick Ratio, tested monthly as of the last day of each fiscal month; provided, however, that during a Streamline Reporting Period, tested quarterly, as of the last day of each fiscal quarter, of not less than the following:

Testing Period Ended	Minimum Adjusted Quick Ratio

July 31, 2009	1.25:1.00

August 31, 2009	1.25:1.00

September 30, 2009	1.25:1.00

October 31, 2009	1.00:1.00

November 30, 2009	1.00:1.00

December 31, 2009	1.00:1.00

January 31, 2010	0.80:1.00

February 28, 2010	0.80:1.00

March 31, 2010	0.80:1.00

April 30, 2010	0.80:1.00

May 31, 2010	0.80:1.00

June 30, 2010	0.80:1.00

July 31, 2010	1.00:1.00

August 31, 2010	1.00:1.00

September 30, 2010	1.00:1.00

October 31, 2010, and as of the last day of each testing period thereafter	1.25:1.00

(b) Profitability; Maximum Losses. Maintain (i) for the fiscal quarter ended September 30, 2009, a maximum net loss not to exceed ($20,000,000);

(ii) (A) for the fiscal quarter ending December 31, 2009, a maximum net loss not to exceed ($15,000,000) and (B) for the two consecutive fiscal quarter period ending December 31, 2009, a cumulative maximum net loss for such two consecutive fiscal quarter period not to exceed ($35,000,000);

(iii) (A) for the fiscal quarter ending March 31, 2010, a maximum net loss not to exceed ($30,000,000) and (B) for the three consecutive fiscal quarter period ending March 31, 2010, a cumulative maximum net loss for such three consecutive fiscal quarter period not to exceed ($55,000,000);

(iv) (A) for the fiscal quarter ending June 30, 2010, a maximum net loss not to exceed ($10,000,000) and (B) for the four consecutive fiscal quarter period ending June 30, 2010, a cumulative maximum net loss for such four consecutive fiscal quarter period not to exceed ($55,000,000);

(v) for the fiscal quarter ended September 30, 2010, Net Income in an amount equal to or greater than $5,000,000; and

(vi) for the fiscal quarter ended December 31, 2010, and for each fiscal quarter thereafter, Net Income in an amount equal to or greater than $10,000,000.”

and inserting in lieu thereof the following:

“6.9	Financial Covenants.

Maintain the following, with all calculations computed on a consolidated basis with respect to Borrower and its Subsidiaries

(a) Adjusted Quick Ratio. A minimum Adjusted Quick Ratio, tested quarterly as of the last day of each fiscal quarter, of not less than 1.50:1.00.”

2.	The Compliance Certificate attached as Exhibit B to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Exhibit B hereto.

4. ACKNOWLEDGEMENT OF DEFAULT; WAIVER.

A.	Borrower has informed Bank that it has failed to comply with the Profitability; Maximum Losses financial covenant set forth in former Section 6.9(b) of the Loan Agreement for the quarterly compliance period ended December 31, 2010 (the “Existing Default”).

B.	Bank hereby waives Borrower’s Existing Default under the Loan Agreement. Bank’s waiver shall only apply to the Existing Default described above, and only for the specific compliance period described above, and shall not constitute a continuing waiver. Borrower hereby acknowledges and agrees that, except as specifically provided herein, nothing in this Section or anywhere in this Agreement shall be deemed or otherwise construed as a waiver by the Bank of any of its rights and remedies pursuant to the Loan Documents, applicable law or otherwise.

5. FEES. Borrower shall pay to Bank a waiver fee equal to Five Thousand Dollars ($5,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred by Bank in connection with the Existing Loan Documents and this Loan Modification Agreement.

6. RATIFICATION OF IP AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of each IP Agreement, and acknowledges, confirms and agrees that each respective IP Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in each such IP Agreement as supplemented by the Loan Agreement and any Perfection Certificate related thereto, shall remain in full force and effect. Notwithstanding the terms and conditions of each IP Agreement, the Borrower shall not register any Copyrights or Mask Works in the United States Copyright Office unless it: (i) has given at least fifteen (15) days’ prior-written notice to Bank of its intent to register such Copyrights or Mask Works and has provided Bank with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) executes a security agreement or such other documents as Bank may reasonably request in order to maintain the perfection and priority of Bank’s security interest in the Copyrights proposed to be registered with the United States Copyright Office; and (iii) records such security documents with the United States Copyright Office contemporaneously with filing the Copyright application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank a copy of the Copyright application(s) filed with the United States Copyright Office, together with evidence of the recording of the security documents necessary for Bank to maintain the perfection and priority of its security interest in such Copyrights or Mask Works. Borrower shall provide written notice to Bank of any application filed by Borrower in the United States Patent Trademark Office for a patent or to register a trademark or service mark within fifteen (15) days of any such filing.

7. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in those certain Perfection Certificates dated as of August 4, 2009 delivered to Bank, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Perfection Certificates has not changed, as of the date hereof.

8. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of the Loan Agreement, each other Loan Document and all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

10. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

11. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to waive the Existing Default pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future waivers or any other modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

12. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the exclusive jurisdiction of any state or federal court of competent jurisdiction in the Commonwealth of Massachusetts in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

13. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:

AUXILIUM PHARMACEUTICALS, INC.

By	/s/ James E. Fickenscher

Name:	James Fickenscher

Title:	CFO

AUXILIUM INTERNATIONAL HOLDINGS, INC.

By	/s/ James Englund

Name:	James Englund

Title:	President

AUXILIUM US HOLDINGS, LLC

By	/s/ James Englund

Name:	James Englund

Title:	President

BANK:

SILICON VALLEY BANK

By	/s/ Denny Boyle

Name:	Denny Boyle

Title:	VP – Relationship Manager